EXHIBIT 10.9

LETTER OF INTENT

STATE OF TEXAS )KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF BEXAR)

THAT Nutek, Inc. of 23792 Rockfield Blvd., Suite 140, Lake Forest, California 92630, as represented by its President and CEO, Mr. Murray Conradie, as Purchaser, desires to purchase the herein described mineral acres, equipment, and corporation, from P.R Maupin, 18211 Apache Springs Drive, San Antonio, Texas, P.R. Maupin Profit Sharing Plan, P. R. Maupin, trustee, P.O. Box
17541, San Antonio, Texas 78217, The 3-K Trust, Charlotte Head, trustee, 9785 Westview Drive, Houston, Texas 77055, Mr. & Mrs. C. A. McCulloch, 2111 Linea Del Pino, Houston, Texas 77077, Roy S. Miller, 4065 49th Ave. South, St. Petersburg, Florida 33711, and Geodetic Associates, Inc., Richard V. Riddle, President, 6140 3rd Ave. North, St. Petersburg, Florida 33710, as Sellers under the terms and agreements described in this Letter of Intent, to-wit:

1. Purchase of corporation known as Clipper Operating Co., Inc. and all of its assets including, but not limited to, all office equipment, field equipment, supplies, furniture, and lease operating agreements, by the purchase of all shares in said corporation from its sole shareholder, P. R. Maupin. Mr. Maupin will warrant that said corporation is free and clear of any and all claims at the time of sale and he will personally take responsibility for any such claims that should arise against said corporation for the period prior to the date of sale, said personal guarantee shall remain in effect for a period of one year after the date of sale at which time said guarantee will automatically terminate.

2. Purchase of all leases, farm-outs, or mineral interests held by Sellers in the Big Foot and Kyote fields of Frio and Atascosa Counties, Texas insofar as they cover a seventy five percent (75%) net revenue interest (NRI). Said NRI would then become a one-hundred percent (100%) working interest (WI) with all other interests being either royalty interest (RI) or overriding royalty interest (ORR). Said lands are described on Exhibit 'A' attached hereto and made a part of this Letter for all purposes. Sellers will give a limited warranty to purchaser of title "by and through assignors, but not otherwise".

3. Purchase of all of the personal property associated with the oil and gas wells on the lands described on Exhibit 'A' hereto including, but not limited to, all well equipment, spare equipment, tank batteries, lease winch truck, chemical, and chemical storage tank. Equipment will be sold "as is and with all faults".

4. Purchase of that certain four (4) inch gas pipeline which extends from the Talley lease which is owned by the Sellers approx. four (4) miles west to the sales point at the Virtex Petroleum Company, Inc. pipeline in the Big Foot West field. Pipeline will be sold "as is and with all faults".

5. Purchase price:

A. Purchase of all shares of Clipper Operating Co., Inc. will be at a price of sixty seven thousand three hundred thirty dollars ($67,330.00) paid to the sole shareholder, P R. Maupin.

B. Purchase of all mineral acreage will be at a price of one hundred dollars ($100.00)per acre as set forth in Exhibit 'A' hereto. Total price will be four hundred sixty four thousand six hundred thirty five dollars ($464,635.00).

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C. Purchase of all equipment will be at market value as set forth in Exhibit
   'B' hereto. Total price will be eight hundred thirty three thousand nine hundred fifteen and no/100 dollars ($833,915.00).

D. Purchase of pipeline will be at market value as set forth in Exhibit 'C' hereto. Total price will be thirty six thousand seven hundred twenty and no/100 dollars ($36,720.00).

E. Payment for purchase of B., C., and D. above will be made to Sellers as set forth herein.

6. Method of payment will be one-half in the stock of Nutek, Inc. and one-half in cash. The stock will be transmitted to sellers via overnight delivery the day after closing in the same proportions as the disbursement of cash set forth below. The cash for the purchase of the shares of Clipper Operating Co., Inc. will be paid to P. R. Maupin by cashier's check at time of closing. The cash for acreage, equipment and pipeline shall be paid to Clipper Operating Co., Inc. for the benefit of Sellers to be accounted for and the net divided three-eighths (3/8th's) to P. R. Maupin and one-eighth (1/8"') each to the other Sellers.

7. Date of closing shall be tentatively set as Tuesday, January 4th, 2000. Said closing may be delayed by mutual consent for a period not to exceed sixty (60) days. It is agreed that the effective date of sale shall be the first of January, 2000.

8. Sellers will furnish Purchaser an independent geological report setting forth the remaining reserves on the lands owned by Sellers. Said report shall be at the sole cost and expense of Sellers. Said report will be transmitted to Purchaser by the 10th day of November, 1999, or as soon thereafter as practicable.

9. Sellers shall also furnish a business plan setting forth the proposed development of the acreage as has been discussed between the parties. This will include, but not be limited to, the drilling of thirty new wells, reworking those existing wells in which said reworking would enhance production, and putting in a gas gathering system in order to connect casing head gas from wells in the Big Foot Field to the pipeline. Said business plan shall be initiated by Sellers but shall be finalized with agreement and consultation of both parties. The costs used for this plan will be those set forth herein with the cost of drilling each new well to be based upon the cost estimate set forth in Exhibit 'D'. The initial draft of said business plan shall be transmitted to Purchaser not later than the 10th day of November, 1999, or as soon thereafter as practicable.

10. Purchaser shall commit to obtain funding for said purchase and development on a "best efforts" basis. This initial funding shall be based upon the purchase as set forth herein; reworking a portion of the existing wells, installing a gas gathering system, and the drilling of twenty (20) new wells. This funding is expected to cost approximately four million dollars ($4,000,000.00) with the cost of funding to be determined by Purchaser. Purchaser shall keep Sellers informed of progress in this regard by maintaining contact with P.R Maupin.

11. Sellers agree not to represent these properties to any other party nor to enter into discussions concerning a possible sale to any other party during the term covered by the Letter of Intent.

12. P.R. Maupin shall escort Murray Conradie, or his representative, on an inspection of all leases and equipment prior to closing in order to confirm condition.

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13.  The term of this Letter of Intent shall continue from this date until the closing as set forth herein. Said closing and the term of this letter may be extended for a period not to exceed sixty (60) days by mutual consent. This Letter of Intent may be terminated by written agreement between the parties.

14. The terms of this sale and the plans for development of the minerals herein described are preliminary only and may be changed in the final terms of sale which will be executed by all parties.

IN WITNESS WHEREOF, the parties have set their hands on the dates below with the effective date of this Letter of Intent being the first day of November, 1999.

Purchaser:

Nutek, Inc.

By: /s/ Murray Conradie
----------------------------
Murray Conradie, President


Sellers:

By:  /s/ P.R. Maupin
----------------------------
P. R. Maupin, individually and as sole shareholder
Of Clipper Operating Co., Inc.

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                              EXHIBIT 'A'
                                ACREAGE

NOTE:	The Big Foot and Kyote fields are essentially the same field producing from the Olmos sand with the Big Foot field being in Frio County, Texas and producing from the Olmos B and D sands and the Kyote field being in Atascosa County joining the Big Foot field to the east and producing from the Olmos D sand only.

BIG FOOT FIELD, FRIO COUNTY

Ann Burns 20 ac.

Ann Burns A 689.43 ac.

Nowlin 93.765 ac.

Burns 637.25 ac. farmout (requires development)

Davidson 300 ac.

Foster 331.062

Jane Burns 80 ac.

Jane Burns 'A' 20 ac.

Jane Burns 'B' 80 ac.

Jane Burns 'C' 80 ac.

Jane Burns 'D' 80 ac.

Jane Burns 'E' 40 ac.

Jane Burns 'F' 20 ac.

Jane Burns 'G' 20 ac.

Shell - C. 80 ac.

Smith, et. al. 327.48 ac.

Talley 800 ac.

Total acreage in Frio Co. = 3,698.987 ac.


KYOTE FIELD, ATASCOSA COUNTY

Crowther 197.42 ac.

Hill 87.41 ac.

Rizik 180 ac.

Tomblin 129.24 ac.

Wright 353.31 ac.

Total acreage in Atascosa Co. = 947.38 ac.

Total acreage in Big Foot/Kyote fields = 4,646.367

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                           EXHIBIT 'B'


Market value of equipment for average well in field on pump or capable of pumping (symbol P)

$ 3,920  3200' of 2 3/8's 8R upset tubing (1.20- 1.25/ft) $l.225 avg/ft
895	3200' of 5/8" sucker rods ($7/rod = 0.28/ft)
275	downhole pump and seating nipple
250  well head
50  polish rod
90  pumping tee and stuffing box
65	misc. wellhead equip. (valves, checks, bull plugs, etc...)
2,750  pumpjack (incl. base or skid)
990  1800' (avg.) of line pipe per well at $0.55/fl.
150  elec. motor (low rpm)
375	Electrical (sw. box, time clock, starter, coils, etc...)
$ 9,810	Total

Market value of equipment for average well in field for injection/flowing (symbol F):

$ 3,920  3200' of 2 3/8's 8R upset tubing
800  packer (tension)
250 wellhead
75  master valve
65 misc. wellhead equip.
15  seating nipple
990  line pipe
85  electrical (sw. box and master disconnect only)

$ 6,200  Total


Additional equipment for injection wells (symbol I):
$  750  injection pump (small high pressure duplex) with skid
50	 elec. motor
290	 electrical (time clock, starter, coils. sws, etc...)
$ 1,190	 Total

Wells which are not completed (worked over) which are on the Foster and Davidson leases:

$ 2,750 Pumpjack (symbol PJ)
250 Welihead (symbol WH)
375 Electrical (symbol elec.)

VALUES, WELLS, AND DESCRIPTIONS (BY LEASE)

Big Foot Field, Frio Co.

Ann Burns
$ 9,810 no.1 well (P)
Ann Burns 'A'
$ 78,480 nos. lA through BA wells (P)
Bohl
$ 39,240 nos. 1, 2, 3, and 5 (P)
Davidson
$ 29,430
$  8,125
Foster
$ 19,620 nos. 3 and 3A (P)
$ 6,200 no.12 (F)
$ 13,500 nos. 1, lA,
$  1,875 nos. 2A, 5,
Jane Burns
$ 9,810 no.3(P)
Jane Burns 'A'
$ 6,200 no. lA (F)
Jane Burns 'B'
$ 19,620 nos. 3 and 4 (P)
$  7,390 no.2 (F + 1)
Jane Burns 'C'
$ 19,620 nos. 2 and 3 (P)
Jane Burns 'D'
$  9,810 no.1 (P)
Jane Burns 'E'
$ 19,620 nos. 1 and 2 (P)
Jane Burns 'F'
$  9,810 no. 1(P)
Jane Burns 'G'
$  6,200 no. lB (F)
nos. 3, 13, and 17(P)
nos. 1,4 through 12, 14, 15, and 16 (wri + elec)

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Shell - C
$  9,810 no.2(P)
$ 18,600 nos. 1, 3, and 4(F)
Smith, et al
$ 9,810 no. 1(P)
Talley
$ 186,390 nos. 1, 3, 4, 5, 7 through 13, 15, 17 through 22, and
24(P)
24,800 nos. 2, 14, 16, and 23 (F)

$563,770 Total for wells in the Big Foot Field

Kyote Field, Atascosa Co.

Crowther
$ 29,430 nos. 1, 2, and 3 (P)
Hill
$ 9,810 no. 1(P)
Rizik
$ 6,200 no. 1(F)
$ 9,810 no.2(P)
Tomblin
$ 19,620 no.1 and 2 (P)
Wright
$ 58,860 nos. 1, 3, 4, 6, 9, and 10(P)
$ 12,400 nos. 5 and 8 (F)

$146,130 Total for wells in the Kyote Field

Totals for wells;
$ 563,770 Big Foot Field
  146,130 Kyote Field

$ 709,900 Total for all wells

TANK BATTERIES (BY LEASE)

Market value of equipment in tank batteries:

$ 1,150	Steel tank 210 bbl welded (symbol 21 OT)
1,500		Steel tank 300 bbl welded (symbol 300T)
1,900		Steel tank 400 bbl welded (symbol 400T)
1,000		Fiberglass tank - avg. for both open and closed top (symbol f/g)
1,850		Avg. for steel Gunbarrel welded (symbol g/b)
900		Steel tank 250 bbl bolted (symbol 250T)
650		Steel tank 100 bbl welded for water use (symbol I OOT)
2,250		Steel heater/treater (symbol hit)

Note:	all tanks include stairs, landings, valves, and connections Big Foot
Field

Ann Burns
$ 4,000 (210T+g/b+fg)
Ann Burns 'A'
$ 7,000 (2x210T+2xg/b+Vg)
Bohi
$ 5,150 (2x210T+g/b+f/g)
Davidson
$ 7,200 (2x400T + 210T + hit)
Foster
$ 5,150 (2x210T+g/b+flg)
Jane Burns
$ 3,650 (210T+g/b+ lOOT)
Jane Burns 'A' - split with Jane Burns 'G'
$ 3,350 (300T+g/b)
Jane Burns 'B'
$ 3,050 (210T+250T+f!g)
Jane Burns 'C'
$ 4,000 (210T+g/b+~g)
Jane Burns 'D'
$ 3,650 (210T+g/b+ lOOT)
Jane Burns 'E'
$ 3,050 (210T+250T+f/g)
Jane Burns 'F'
$ 4,000 (210T+g/b+Vg)
Jane Burns 'G'
$ 1,500 (300T) - split with Jane Burns 'A'
Shell - C.
$ 4,850 (2x30OT + g,b)
Smith, et al
$ 3,000 (210T + g/b)
Talley
$ 10,700
(4x300T + 2xg/b + Vg)
$ 73,300 total for Big Foot tanks

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Kyote Field

Crowther
$ 4,000 (210T+g/b+fg)
Hill
$ 4,350
Rizik
$ 3,000 (2x300T)
Tomblin
$ 4,000
Wright -
$ 5,850
Wright
$ 9,200
$ 30,400 total for Kyote tanks

Total for all tanks
$ 73,300 Big Foot tanks
   30,400 Kyote tanks

$103,700 Total for all tanks

ELECTRICAL DISTRIBUTION (OVERALL)


Note that the electrical distribution system on the leases is owned and maintained by the operator. It consists of approx. ten (10) miles of three wire (3 phase) heavy gauge line.

Value is as follows:

$ 3,510 52,000' x 3 = 156,000' x $0.0225/ft
1,300 130 elec. poles at $10 ea.
350 approx. 390 insulator/connectors at $0.90 ca.

$ 5,160 Total


MAIN FLOW LINE ON TALLEY LEASE (NOT ACCOUNTED FOR BY WELL)

Note that there is a main flow line on the Talley lease as there is only one tank battery on this lease which is on Hwy. 472. There is therefore a main flowline which most of the wells on this lease are connected into. The value is as follows:

$ 2,250 approx. 3000 of 2 7/8's at $0.75/ft.

MISC. YARD EQUIPMENT (BURNS 'C' LEASE)

Clipper Operating Co., inc. maintains an equipment yard in the Big Foot Field on the Burns 'C' lease. This is for storage of spare pans, chemical, pipe, pumpjacks, etc.. The value of this equipment is as follows:

$  250 Steel storage bldg. (convened tank)
1,000	tank trailer (1000 gal.) for chemical storage
905 approx. 500 gal. (on hand as of this inventory) of paraffin chemical at SI
 .8 l(gal. 1,500 one ton flatbed truck with 8,000 lb. winch for lease use only (unlicensed)

3,750	large stock of pipe, rods, valves, parts, pipe racks, and misc. eq.

5,500	two pumpjacks (80,000 lb. gearboxes) - one needs bearing, but is skidded

$12,905 Total

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TOTALS


$ 709,900 well equipment
  103,700 tanks
    5,160 electrical distribution
    2,250 main flowline on Talley
   12,905 equipment in yard

$ 833,915 Total value of equipment

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                              EXHIBIT 'C'


PIPELINE AND ASSOCIATED EQUIPMENT


The gas pipeline is a four inch (4") low pressure gas pipeline which runs from the Clipper Operating Co., Inc. Talley lease to the main Virtex line approx. four (4) miles west. It is on our leases except where it crosses underneath State Hwy 472. Market value of line and associated equipment is as follows:

$ 34,320 20,800' at $1.65/ft.
800 low pressure separator
250 meter run
350 meter
300 hill opening 4" valves ($150 ea)
700 separator controls and misc. equipment

$ 36,720 Total